EXHIBIT 23.2


                    RE: INKSURE TECHNOLOGIES INC. - FORM S-8

We hereby confirm our consent to use the name of this firm in connection with the Risk Factors under the headlines "Under current Israeli law, Inksure Ltd. may not be able to enforce covenants not to compete" (page 8) and "Under Israeli Law, our stockholders may face difficulties in the enforcement of civil liabilities" from the word "However, subject to (16th line)..." through the end of the paragraph (page 9), of the form S-8 filed by you with the U.S Securities and Exchange Commission.


Yossi Avraham, Arad & Co.

December 6,2005